Exhibit 99.1
FIRST AMENDMENT TO AMENDED AND
RESTATED SENIOR REVOLVING CREDIT AGREEMENT
     This First Amendment to Amended and Restated Senior Revolving Credit Agreement (this “Amendment”) is made as of June 30, 2011 (the “Amendment Effective Date”), by and among Terreno Realty LLC, a limited liability company organized under the laws of the State of Delaware (the “Borrower”), KeyBank National Association, a national banking association, both individually as a “Lender” and as “Administrative Agent”, Terreno Realty Corporation, a corporation organized under the laws of the State of Maryland, certain subsidiaries of Borrower which are signatories hereto and the financial institutions which are signatories hereto (together with KeyBank National Association in its individual capacity, collectively the “Lenders”). Any capitalized terms used in this Amendment and not otherwise defined, are defined in the Credit Agreement described below.
RECITALS
     WHEREAS, the Administrative Agent, the Lead Arranger, the Lenders and the Borrower entered into that certain Amended and Restated Senior Revolving Credit Agreement dated as of December 30, 2010 (the “Credit Agreement”);
     WHEREAS, Borrower has requested that the Administrative Agent and the Lenders agree to make certain modifications to the Credit Agreement;
     WHEREAS, Borrower has also requested the Lenders’ approval of six Proposed Borrowing Base Properties identified on Schedule 1 attached hereto as the “Pre-Approved Borrowing Base Properties”, each of which shall be added to the Borrowing Base Pool after the Amendment Effective Date once Borrower has, if applicable, completed its acquisition of such Pre-Approved Borrowing Base Property and satisfied all of the Collateral Inclusion Conditions in Section 2.22(ii) with respect to the such Pre-Approved Borrowing Base Properties;
     WHEREAS, the Administrative Agent and the Lenders are willing to make such modifications and approve such Proposed Borrowing Base Properties provided that certain other modifications to the Credit Agreement are also made;
     NOW THEREFORE in consideration of the foregoing and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
     1. Amendment Effective Date. This Amendment shall become effective upon the Amendment Effective Date, which is the date on which this Amendment has been executed by all of the parties hereto and delivered to the Administrative Agent.
     2. Replacement of Defined Term. Article 1 of the Credit Agreement shall be amended, as of the Amendment Effective Date, by deleting the existing definitions of “Construction in Progress” and of “Development Project” in their entirety and replacing them with the following:
“Construction in Progress” means, as of any date, the sum of (i) the total construction cost expended as of the applicable date to construct any Development Project which involves construction of a new building or to redevelop or renovate any Development Project which includes the redevelopment or renovation of an existing building, plus (ii) the book value of all land not then included in Unimproved Land.
“Development Project” means a Project which is either (i) under development for which any member of the Consolidated Group is actively pursuing construction of one or more buildings or other improvements or (ii) the subject of a major redevelopment or renovation, involving extensive capital expenditures beyond those normally incurred in connection with the installation of tenant improvements for a new tenant, to upgrade and reposition such Project to meet prevailing market standards and requiring such Project to be vacated during such redevelopment or renovation and, in the case of all such developments, redevelopments or renovations, for which construction is proceeding to completion without undue delay from permit denial, construction delays or otherwise, all pursuant to such member’s ordinary course of business, provided that any such Project will no longer be considered a Development Project following a date twelve (12) months after the first date on which a certificate of occupancy has issued or reissued for such Development Project or on which such Development Project may otherwise be lawfully occupied for its intended use.
     3. Modification of Defined Terms. Article 1 of the Credit Agreement, shall be amended, as of the Amendment Effective Date, by (i) adding the following sentence at the end of the definition of “Borrowing Base Value”:
Notwithstanding the foregoing, for purposes of calculating the amount of Borrowing Base NOI to be used in clause (x) of the preceding sentence of this definition, (A) no Borrowing Base Property shall be deemed to have Net Operating Income of less than zero for any period and (B) if any Borrowing Base Property is subject to a Lease which has commenced but provides for an initial period of rent abatement or reduction that falls in whole or in part within the period on which Borrowing Base NOI is being calculated, the Net Operating Income attributable to such Borrowing Base Property for such initial abatement or reduction period shall be determined as if the rental income for such Borrowing Base Property included rents paid at the rental rate that will be payable under such Lease during the first full calendar month immediately following such period, provided that (i) no such period of deemed increase shall continue for longer than the first twenty percent (20%) of the initial term of such Lease and (ii) the portion of Borrowing Base Value attributable to Borrowing Base Properties which have Borrowing Base NOI then deemed to be increased under this clause (B) shall not at any time constitute more than fifteen percent (15%) of total Borrowing Base Value.
and (ii) adding the following sentence at the end of the definition of “Consolidated Gross Asset Value”:
Notwithstanding the foregoing, for purposes of calculating the amount of Net Operating Income to be used in clauses (i) and (iv) of the preceding sentence of this definition, (A) no Project shall be deemed to have Net Operating Income of less than zero for any period and (B) if any Project is subject to a Lease which has commenced but provides for an initial period of rent abatement or reduction that falls in whole or in part within the period on which Net Operating Income is being calculated, the Net Operating Income attributable to such Project for such initial abatement or reduction period shall be determined as if the rental income for such Project included rents paid at the rental rate that will be payable under such Lease during the first full calendar month immediately following such period, provided that (i) no such period of deemed increase shall continue for longer than the first twenty percent (20%) of the initial term of such Lease and (ii) the portion of Consolidated Gross Asset Value attributable to Projects which have Net Operating Income then deemed to be increased under this clause (B) shall not at any time constitute more than fifteen percent (15%) of total Consolidated Gross Asset Value.
     4. Prohibited Encumbrances. Section 6.25 of the Credit Agreement shall be amended as of the Amendment Effective Date by adding the following sentence at the end thereof: “Notwithstanding clause (ii) of the preceding sentence, Borrower shall be permitted to grant such Liens on its ownership interests in the two members of the Consolidated Group that own two Projects located in Miami, Florida, located on 10th Avenue and on 60th Avenue, even though the secured party thereunder does not also hold a first mortgage on such Projects.”
     5. Approvals. The Lenders hereby approve the addition to the Borrowing Base Pool of the Proposed Borrowing Base Projects listed on Schedule 1 attached hereto and made a part hereof once, if applicable, they have been acquired by Borrower or a Wholly-Owned Subsidiary of Borrower and Borrower has satisfied all Collateral Inclusion Conditions in Section 2.22(ii) with respect thereto, including without limitation the execution and delivery of the applicable Joinder Agreements to the Subsidiary Guaranty and related amendments to the Collateral Assignment.
     6. References. Each of the parties hereby consents to all of the changes made to the Credit Agreement pursuant to this Amendment and agrees that each reference in the Loan Documents to the Credit Agreement shall deemed to be a reference to the Credit Agreement as amended by this Amendment.
     7. Representations and Warranties. Borrower hereby remakes, as of the Amendment Effective Date, all of the representations and warranties of Borrower in Article 5 of the Credit

Agreement and each reference therein to “the date hereof” or “the Agreement Execution Date” shall be deemed to be a reference to the Amendment Effective Date. Borrower hereby further represents and warrants to Administrative Agent and Lenders as follows:
     a) This Amendment constitutes the legal, valid and binding obligation of Borrower, and is enforceable in accordance with its terms;
     b) Except as expressly modified hereby, the Loan Documents are ratified and confirmed hereby, are in full force and effect, and Borrower has no defenses or offsets to the enforcement thereof or counterclaims which relate thereto;
     c) Upon execution and delivery of this Amendment and satisfaction of the conditions to the effectiveness of this Amendment, to the best of Borrower’s knowledge, information and belief, no Default shall exist under the Loan Documents; and
     d) Borrower and Guarantors all have full power and authority to execute this Amendment.
     8. Governing Law. This Amendment shall be construed in accordance with the internal laws (and not the law of conflicts) of the State of Ohio, but giving effect to Federal laws applicable to national banks.
     9. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute a single agreement.
     10. Continued Effect. Other than as expressly amended herein, Borrower and Guarantors all agree that the Credit Agreement and all other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.
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     IN WITNESS WHEREOF, Borrower and the Lenders have executed this Agreement as of the date first above written.

TERRENO REALTY LLC, a Delaware
limited liability company

By:	TERRENO REALTY CORPORATION, a
Maryland corporation, its sole member

By: /s/ Jaime J. Cannon
Name: Jaime J. Cannon
Title: Vice President

Address for Notices:

16 Maiden Lane, Fifth Floor
San Francisco, CA 94108

KEYBANK NATIONAL ASSOCIATION,
Individually and as Administrative Agent

By: /s/ Joshua K. Mayers
Print Name: Joshua K. Mayers
Title: Vice President

127 Public Square, 8th Floor
OH-01-27-0839
Cleveland, Ohio 44114
Phone: 216-689-0213
Facsimile: 216-689-5819
Attention: Joshua Mayers
Joshua_Mayers@KeyBank.com

With a copy to:	KeyBank Real Estate Capital
Mailcode: OH-01-49-0424
4900 Tiedeman Rd.; 4th Floor NE Corner
Brooklyn, Ohio 44144-2302
Phone: 216-813-1603
Facsimile: 216-370-6206
Attention: John Hyland

PNC BANK, NATIONAL ASSOCIATION
By: /s/ Nicolas Zitelli
Print Name: Nicolas Zitelli
Title: Assistant Vice President
500 First Avenue, MSP7-PFSC-04-V
Pittsburgh, Pennsylvania 15219
Phone: 412-768-5361
Facsimile: 412-705-2125
Attention: Anna M. Stepnick
Email: anna.stepnick@pnc.com

UNION BANK, N.A.
By: /s/ Katherine Brandt
Print Name: Katherine Brandt
Title: Vice President
145 South State College Boulevard, Suite 600
MC 4-35A-379
Brea, California 92821
Phone: 714-990-7467
Facsimile: 949-752-8372
Attention: Cassandra Schraff
Email: cassandra.schraff@unionbank.com

The undersigned, being the Parent Guarantor under the Credit Agreement, hereby consents to and approves of this Amendment and agrees that the Parent Guaranty shall continue in full force and effect.

TERRENO REALTY CORPORATION
a Maryland corporation

By: /s/ Jaime J. Cannon
Print Name: Jaime J. Cannon
Title: Vice President

Terreno Realty Corporation
16 Maiden Lane, Fifth Floor
San Francisco, CA 94108
Attention: Jaime Cannon
Telephone: (415) 655-4593
Facsimile: (415) 655-4599

The undersigned, being all of the Subsidiary Guarantors under the Credit Agreement immediately prior to the Amendment Effective Date hereby consent to and approve of this Amendment and agree that the Subsidiary Guaranty shall continue in full force and effect.

TERRENO RIALTO LLC, a Delaware limited liability company

By:	TERRENO REALTY LLC, a Delaware
limited liability company, its Manager

By:	TERRENO REALTY
CORPORATION, a Maryland
corporation, its sole member

By: /s/ Jaime J. Cannon
Name: Jaime J. Cannon
Title: Vice President

TERRENO INTERSTATE LLC, a Delaware
limited liability company

By:	TERRENO REALTY LLC, a Delaware
limited liability company, its Manager

	By:	TERRENO REALTY
CORPORATION, a Maryland
corporation, its sole member

By: /s/ Jaime J. Cannon
Name: Jaime J. Cannon
Title: Vice President

TERRENO MALTESE LLC, a Delaware
limited liability company

By:	TERRENO REALTY LLC, a Delaware
limited liability company, its Manager

	By:	TERRENO REALTY
CORPORATION, a Maryland
corporation, its sole member

By: /s/ Jaime J. Cannon
Name: Jaime J. Cannon
Title: Vice President

TERRENO FORTUNE/QUME LLC, a Delaware
limited liability company

By:	TERRENO REALTY LLC, a Delaware
limited liability company, its Manager

	By:	TERRENO REALTY
CORPORATION, a Maryland
corporation, its sole member

By: /s/ Jaime J. Cannon
Name: Jaime J. Cannon
Title: Vice President

TERRENO WARM SPRINGS I/II LLC, a
Delaware limited liability company

By:	TERRENO REALTY LLC, a Delaware
limited liability company, its Manager

	By:	TERRENO REALTY
CORPORATION, a Maryland
corporation, its sole member

By: /s/ Jaime J. Cannon
Name: Jaime J. Cannon
Title: Vice President

SCHEDULE 1
LIST OF PRE-APPROVED BORROWING BASE PROPERTIES

	Property				State of
	Name	Address	Property Tax No.	Owner Name	Organization	EIN	Organizational Agreements
1.	Kent	Kent, WA
2.	Ahern	Union City, CA
3.	Glasgow	Inglewood, CA
4.	8730 Bollman	Baltimore, MD
5.	700 Dell	Carlstadt, NJ
6.	NW 70th Ave	Miami, FL